AURORA CANNABIS INC.

Condensed Interim Consolidated Financial Statements
(Unaudited)

For the three months ended September 30, 2017 and 2016
(In Canadian Dollars)

AURORA CANNABIS INC.
Condensed Interim Consolidated Statements of Financial Position
September 30, 2017 and June 30, 2016
(Unaudited – In thousands of Canadian dollars)

	Notes	September 30, 2017	June 30, 2017
		$	$
Assets
Current
Cash and cash equivalents		127,915	159,796
Accounts receivable	3	3,701	2,312
Marketablesecurities	4(b)	34,760	14,845
Inventory	5	11,653	7,703
Biological assets	6	6,083	4,088
Promissory notes receivable	7	5,250	1,222
Loans receivable	9	2,132	2,096
Prepaid and other current assets		1,742	1,544
		193,236	193,606

Property, plant and equipment	8	71,385	45,523
Convertible debenture	4(a)	-	11,071
Derivative	4(b)	4,892	292
Investment in a joint venture	9	-	-
Intangible assets	11	30,670	31,087
Goodwill	11	47,651	41,100

		347,834	322,679

Liabilities
Current
Accounts payable and accrued liabilities	19(c), 22(b)(ii)	12,015	8,753
Deferredrevenue		1,548	1,421
Finance lease	12	71	69
Contingent consideration payable	10(a)(d)	9,928	13,221
		23,562	23,464

Finance lease	12	263	282
Convertible notes	13	66,581	63,536
Deferred gain on convertible debenture	4(a)	-	10,206
Deferred gain on derivative	4(b)	3,856	321
Deferred tax liability		8,656	5,937
		102,918	103,746

Shareholders’ equity
Share capital	14	230,432	221,447
Reserves		39,108	25,912
Deficit		(24,624)	(28,426)
		244,916	218,933

		347,834	322,679

Nature of Operations (Note 1)
Commitments (Note 20)
Subsequent Events (Notes 10(a), 13 and 24)

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements.

AURORA CANNABIS INC.
Condensed Interim Consolidated Statements of Comprehensive Loss
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

	Notes	2017	2016
		$	$
Revenue		8,249	3,071

Unrealized (gain) loss on changes in fair value of biological assets	6	(4,611)	1,262
Inventory expensed to cost of sales		1,973	482
Production costs		2,077	1,241
Cost of sales (recovery)		(561)	2,985

Gross profit		8,810	86

Expenses
General and administration	16, 19(a)	2,993	1,047
Sales and marketing	17	3,668	1,570
Research and development		107	40
Acquisition and project evaluation costs		340	165
Depreciation and amortization	8, 11	634	159
Share-based payments	15(a)(b)	2,486	380
		10,228	3,361

Loss from operations		(1,418)	(3,275)

Other income (expenses)
Interest and other income		590	28
Finance and other costs	18	(2,016)	(3,040)
Foreign exchange		(247)	-
Unrealized gain on debenture	4(a)	6,937	-
Unrealized gain on derivative	4(b)	817	-
		6,081	(3,012)

Income (loss) before income taxes		4,663	(6,287)

Income tax recovery (expense)
Current		-	8
Deferred, net		(1,103)	666
		(1,103)	674

Net income (loss)		3,560	(5,613)

Other comprehensive income (loss)
Deferred tax		(1,632)	-
Unrealized gain on marketable securities	4(b)	12,551	-
Foreign currency translation		(4)	-

Comprehensive income (loss)		14,475	(5,613)

Earnings (loss) per share
Basic		0.01	(0.03)
Diluted		0.01	(0.03)

Weighted average number of shares outstanding
Basic		368,631,600	183,610,213
Diluted		376,199,780	183,610,213

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements.

AURORA CANNABIS INC.
Condensed Interim Consolidated Statements of Changes in Equity
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share amounts)

		Share Capital		Reserves
				Obligation	Share-	Compensation	Related		Fair Value	Foreign
		Common		to Issue	Based	Options/	Party	Convertible	and	Currency	Total
	Notes	Shares	Amount	Shares	Compensation	Warrants	Loans	Notes	Deferred Tax	Translation	Reserves	Deficit	Total
		#	$	$	$	$	$	$	$	$	$	$	$
Balance, June 30, 2016		135,576,365	17,148	2,335	608	1,184	1,403	200	-	-	5,730	(16,916)	5,962
Comprehensive loss for the period		-	-	-	-	-	-	-	-	-	-	(5,613)	(5,613)
Shares issued for acquisition	14(b)(xi)	17,875,000	11,440	-	-	-	-	-	-	-	-	-	11,440
Performance shares	14(b)(xiii)	20,000,000	2,322	(2,322)	-	-	-	-	-	-	(2,322)	-	-
Transfer from derivative liabilities			-	-	-	98	-	-	-	-	98	-	98
Private placement	14(b)(xii)	57,500,000	23,000	-	-	-	-	-	-	-	-	-	23,000
Share issue costs		-	(3,192)	-	-	1,388	-	-	-	-	1,388	-	(1,804)
Warrant issued for convertible debenture amendment		-	-	-	-	877	-	-	-	-	877	-	877
Conversion of notes	14(b)(iii)	5,674,542	2,215	-	-	-	-	(200)	-	-	(200)	-	2,015
Equity component of convertible notes		-	-	-	-	-	-	2,561	-	-	2,561	-	2,561
Deferred tax on convertible notes		-	-	-	-	-	-	(664)	-	-	(664)	-	(664)
Shares issued for loan	14(b)(xiv)	50,000	24	-	-	-	-	-	-	-	-	-	24
Shares issued for compensation	14(b)(x)	25,510	13	(13)	-	-	-	-	-	-	(13)	-	-
Exercise of stock options	14(b)(iv)	264,583	156	-	(72)	-	-	-	-	-	(72)	-	84
Exercise of warrants	14(b)(v)	4,004,161	2,582	-	-	(117)	-	-	-	-	(117)	-	2,465
Exercise of compensation options	14(b)(vi)	464,150	361	-	-	(90)	-	-	-	-	(90)	-	271
Forfeited options		-	-	-	(21)	-	-	-	-	-	(21)	21	-
Share-based payments		-	-	-	380	-	-	-	-	-	380	-	380
Balance, September 30, 2016		241,434,311	56,069	-	895	3,340	1,403	1,897	-	-	7,535	(22,508)	41,096
Comprehensive loss for the period		-	-	-	-	-	-	-	5,192	(25)	5,167	(7,355)	(2,188)
Shares issued for acquisitions	14(b)(vii)(viii)	9,216,007	23,100	-	-	-	-	-	-	-	-	-	23,100
Shares issued for contingent consideration	10(a)	2,926,103	7,408	-	-	-	-	-	-	-	-	-	7,408
Private placements	14(b)(ix)	33,337,500	75,009	-	-	-	-	-	-	-	-	-	75,009
Share issue costs		-	(7,721)	-	-	3,243	-	-	-	-	3,243	-	(4,478)
Deferred tax on share issue costs		-	1,846	-	-	-	-	-	-	-	-	-	1,846
Conversion of notes	14(b)(iii)	23,345,777	35,822	-	-	-	-	(4,600)	-	-	(4,600)	-	31,222
Equity component of convertible notes		-	-	-	-	-	-	18,026	-	-	18,026	-	18,026
Equity component of convertible note transaction costs		-	-	-	-	-	-	(900)	-	-	(900)	-	(900)
Deferred tax on convertible notes		-	-	-	-	-	-	(4,689)	-	-	(4,689)	-	(4,689)
Reclassification upon repayment of related party loans		-	-	-	-	-	(1,403)	-	-	-	(1,403)	1,403	-
Exercise of stock options	14(b)(iv)	1,737,117	1,243	-	(506)	-	-	-	-	-	(506)	-	737
Exercise of warrants	14(b)(v)	50,932,145	26,066	-	-	(1,929)	-	-	-	-	(1,929)	-	24,137
Exercise of compensation option/warrants	14(b)(vi)	3,620,284	2,605	-	-	(1,202)	-	-	-	-	(1,202)	-	1,403
Forfeited options and warrants		-	-	-	(2)	(32)	-	-	-	-	(34)	34	-
Share-based payments		-	-	-	7,204	-	-	-	-	-	7,204	-	7,204
Balance, June 30, 2017		366,549,244	221,447	-	7,591	3,420	-	9,734	5,192	(25)	25,912	(28,426)	218,933
Comprehensive loss for the period		-	-	-	-	-	-	-	10,919	(4)	10,915	3,560	14,475
Shares issued for acquisition	10(d)	89,107	248	-	-	-	-	-	-	-	-	-	248
Warrants issued for acquisition	10(d)	-	-	-	-	136	-	-	-	-	136	-	136
Shares issued for contingent consideration	14(b)(ii)	3,178,177	6,785	-	-	-	-	-	-	-	-	-	6,785
Conversion of notes	14(b)(iii)	125,000	229	-	-	-	-	(37)	-	-	(37)	-	192
Deferred tax on convertible notes		-	15	-	-	-	-	-	-	-	-	-	15
Exercise of stock options	14(b)(iv)	697,080	1,028	-	(402)	-	-	-	-	-	(402)	-	626
Exercise of warrants	14(b)(v)	1,271,250	680	-	-	(11)	-	-	-	-	(11)	-	669
Forfeited options		-	-	-	(242)	-	-	-	-	-	(242)	242	-
Share-based payments	15	-	-	-	2,837	-	-	-	-	-	2,837	-	2,837
Balance, September 30, 2017		371,909,858	230,432	-	9,784	3,545	-	9,697	16,111	(29)	39,108	(24,624)	244,916

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements.

AURORA CANNABIS INC.
Condensed Interim Consolidated Statements of Cash Flows
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars)

	Notes	2017	2016
		$	$
Cash provided by (used in)
Operating activities
Net income (loss) for the period		3,560	(5,613)

Adjustments for non-cash items
Change in fair value of biological assets		(3,881)	1,262
Depreciation of fixed assets		359	159
Amortization of intangible assets		417	-
Share-based payments		2,486	380
Unrealized gain on debentures		(6,937)	-
Unrealized gain on derivatives		(817)	-
Accrued interest and accretion expense		1,947	920
Financing fees		-	1,578
Interest and other income		(59)	-
Deferred tax recovery		1,103	(666)
Changes in non-cash working capital
GST recoverable		(1,218)	(13)
Accounts receivable		224	(389)
Inventory		(1,173)	(203)
Prepaids and other current assets		(143)	494
Accounts payable and accrued liabilities		(829)	(1,264)
Contingent consideration payable		(32)	-
Deferred revenue		19	480
		(4,974)	(2,875)

Investing activities
Promissory notes receivable		(4,736)	-
Purchase of property, plant and equipment		(21,061)	(630)
Acquisition of businesses, net of cash acquired	10	(2,635)	(3,418)
		(28,432)	(4,048)

Financing activities
Finance lease		(17)	-
Proceeds of convertible notes		-	15,000
Proceeds (repayment) of short term loans		-	(4,549)
Proceeds (repayment) of long term loans		-	(4,000)
Financing fees		-	(610)
Shares issued for cash, net of share issue costs		1,296	24,017
		1,279	29,858

Effect of foreign exchange on cash and cash equivalents		246	-

Increase (decrease) in cash and cash equivalents		(31,881)	22,935

Cash and cash equivalents, beginning of period		159,796	259

Cash and cash equivalents, end of period		127,915	23,194

Supplementary information:
Property, plant and equipment in accounts payable		3,765	280
Depreciation in production costs		142	68

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

1.	Nature of Operations

Aurora Cannabis Inc. (the “Company” or “Aurora”), was incorporated under the Business Corporations Act (British Columbia). The Company’s shares are listed on the Toronto Stock Exchange (the “Exchange”) under the symbol “ACB” and on the OTCQX under the symbol “ACBFF”

The Company, through its wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is licensed to produce and sell medical marijuana pursuant to the Access to Cannabis for Medical Purposes Regulations (“ACMPR”).

On December 9, 2014, the Company completed the reverse take-over of Prescient Mining Corp. (the “RTO”) by way of a Share Exchange Agreement (the “Agreement”). Pursuant to the Agreement, the Company acquired all of the issued and outstanding shares of Aurora Marijuana Inc. in exchange for securities of the Company.

The head office and principal address of the Company is Suite 1500 - 1199 West Hastings Street, Vancouver, BC, Canada, V6E 3T5. The Company’s registered and records office address is Suite 1500 - 1055 West Georgia Street, Vancouver, BC V6E 4N7.

2.	Significant Accounting Policies

(a)	Basis of presentation

The condensed interim consolidated financial statements of the Company have been prepared in accordance with International Accounting Standards 34, “Interim Financial Reporting” (“IAS 34”), using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee (“IFRIC”).

The condensed interim consolidated financial statements do not include all of the information required for full annual financial statements. The accounting policies and critical estimates applied by the Company in these condensed interim consolidated financial statements are the same as those applied in the Company’s annual consolidated financial statements as at and for the year ended June 30, 2017.

The Company has reclassified certain immaterial items on the comparative condensed interim consolidated statement of comprehensive loss to conform with current period’s presentation.

These condensed interim consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on November 8, 2017.

(b)	Basis of consolidation

These condensed interim consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries, Aurora Marijuana Inc. (“AMI”), Aurora Cannabis Enterprises Inc. (“ACE”), 1769474 Alberta Ltd. (“1769474”), Australis Capital Inc. (“ACI”), CanvasRx Inc. (“CanvasRx”), 10094595 Canada Inc., Peloton Pharmaceuticals Inc. (“Peloton”), Pedanios GmbH (“Pedanios”), B.C. Northern Lights Enterprises Ltd. (“BCNL”) and Urban Cultivator Inc. (“UCI”). All significant intercompany balances and transactions were eliminated on consolidation.

(c)	Basis of measurement

The condensed interim consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments, biological assets, derivatives and acquisition related contingent consideration which were measured at fair value.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies (Continued)

(d)	Functional and presentation of foreign currency

The condensed interim consolidated financial statements are presented in Canadian dollars unless otherwise noted. The functional currency of Pedanios is the European Euro and the functional currency of Aurora and its remaining subsidiaries is the Canadian dollar.

(e)	Recentaccounting pronouncements

There were no new standards effective July 1, 2017 that had an impact on the Company’s condensed interim consolidated financial statements. The following IFRS standards have been recently issued by the IASB. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

(i)	IFRS 7 Financial instruments: Disclosure

IFRS 7 Financial instruments: Disclosure, was amended to require additional disclosures on transition from IAS 39 to IFRS 9. IFRS 7 is effective on adoption of IFRS 9, which is effective for annual periods commencing on or after January 1, 2018. The Company is assessing the impact of this amendment on its consolidated financial statements.

(ii)	IFRS 9, Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. The Company is assessing the impact of this new standard on its consolidated financial statements.

(iii)	IFRS 15 Revenue from Contracts with Customers

The IASB replaced IAS 18 Revenue, in its entirety with IFRS 15 Revenue from Contracts with Customers. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early application permitted.

The Company intends to adopt IFRS 15 on July 1, 2018 using the modified retrospective approach where the cumulative impact of adoption will be recognized in retained earnings as of July 1, 2018 and comparatives will not be restated.

The Company has conducted a preliminary assessment of the impact from this new standard. Under IFRS 15, revenue from the sale of medicinal cannabis would be recognized at a point in time when control over the goods have been transferred to the customer. The Company transfers control and satisfies its performance obligation upon delivery and acceptance by the customer, which is consistent with the Company’s current revenue recognition policy under IAS 18.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies (Continued)

(e)	Recent accounting pronouncements (continued)

Referral revenue earned from Licensed Producers through CanvasRx would be recognized over a period of time as the referred patients remain active with the Licensed Producers. This is consistent with the Company’s current revenue recognition policy under IAS 18 where revenue is recognized on a monthly basis over a specified period of time that the referred patient remains an active purchaser of medical cannabis with the Licensed Producer.

Based on the Company’s preliminary assessment, the adoption of this new standard is not expected to have a material impact on its consolidated financial statements.

(iii)	IFRS 16 Leases

In January 2016, the IASB issued IFRS 16 Leases, which will replace IAS 17 Leases. This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than twelve months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The standard will be effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. The Company is assessing the impact of this new standard on its consolidated financial statements.

3.	Accountsreceivable

	September 30, 2017	June 30, 2017
	$	$
Trade receivables	1,450	1,346
GST recoverable	2,251	966
	3,701	2,312

4.	Investments

	Convertible	Marketable
	debenture	securities	Derivative
	(a)	(b)	(b)
	$	$	$
Investment at cost	2,000	7,650	306
Unrealized gain recognized at inception	12,564	1,334	380
Fair value at inception	14,564	8,984	686
Unrealized gain (losses) on changes in fair value	(3,493)	5,861	(394)
Balance, June 30, 2017	11,071	14,845	292
Unrealized gain on changes in fair value	830	12,302	252
Conversion of debentures	(11,901)	7,613	4,348
Balance, September 30, 2017	-	34,760	4,892

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

4.	Investments (Continued)

(a)	Convertibledebenture

ACE signed a Memorandum of Understanding (“MOU”) with Radient Technologies Inc. (“Radient”) dated December 13, 2016, to evaluate an exclusive partnership for the joint development and commercialization of standardized cannabinoid extracts.

Pursuant to the terms of the MOU, on February 13, 2017, the Company purchased a $2,000 unsecured 10% convertible debenture of Radient, convertible into units at $0.14 per unit. Each unit consisted of one common share and one share purchase warrant, with each warrant exercisable into one common share at a price of $0.33 per share expiring February 13, 2019. The debenture had a term of 2 years, was receivable on demand during the first 5 months following issuance, and was subject to a mandatory conversion if, after 5 months from the date of issuance, (i) the volume weighted average price (“VWAP”) of Radient’s shares is equal to or greater than $0.40 for 10 consecutive days; or the Company and Radient enter into an exclusivity, licensing, service or similar agreement. The Company received a financing commission of $40.

The Company recognized an unrealized gain on the debenture at inception of $12,564 which was being amortized over two years. The fair value of the debenture at inception was estimated by measuring the fair value of the shares receivable on conversion at a quoted market price of $0.61 and the warrants receivable on conversion using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 0.75%; dividend yield of 0%; stock price volatility of 102.52%; and an expected life of 2 years.

During the year ended June 30, 2017, the Company received 104,167 units of Radient for its interest payment of $50 (Note 4(b)(iii)).

On July 28, 2017, the Company received 14,285,714 common shares and 14,285,714 warrants of Radient pursuant to the mandatory conversion of the debenture related to the VWAP mentioned above. Additionally, the Company received 77,540 units of Radient for its final interest payment of $41 (Note 4(b)(iii)).

On conversion, the Company recognized an unrealized gain of $830 on the debentures and fully amortized the inception gain of $6,107 on the shares. The inception gain related to the warrants continues to be amortized in derivatives (Note 4(b)(iii)). The fair value of the debenture on conversion was estimated by measuring the fair value of the shares at a quoted market price of $0.53 and the warrants using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.31%; dividend yield of 0%; stock price volatility of 91.53%; and an expected life of 1.57 years.

(b)	Marketable securities and derivatives

(i)

On March 9, 2017, the Company purchased 2,777,800 units of Radient at a price of $0.45 per unit for a total cost of $1,250. Each unit consisted of one common share and one-half of a share purchase warrant, with each whole warrant exercisable into one common share of Radient at a price of $0.70 per share expiring March 9, 2019.

At inception, the Company recognized an unrealized gain on marketable securities of $1,334 and an unrealized gain on derivatives of $380 related to the warrant component which is being amortized over 2 years. During the three months ended September 30, 2017, the Company recognized inception gain on derivatives of $48.

During the three months ended September 30, 2017, the Company recognized unrealized gains on changes in fair values of marketable securities of $195 (2016 - $nil) and derivatives of $11 (2016 - $nil).

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

4.	Investments (Continued)

(b)	Marketable securities and derivative (continued)

At September 30, 2017, the fair value of the shares of $1,556 (June 30, 2017 - $1,361) was based on a quoted market price of $0.56 (June 30, 2017 - $0.49) and the fair value of the warrants of $278 (June 30, 2017 - $267) was estimated using the Black-Scholes pricing model with the following assumptions: risk- free interest rate of 1.51% (June 30, 2017 – 1.10%); dividend yield of 0% (June 30, 2017 - 0%); stock price volatility of 91.37% (June 30, 2017 – 99.05%); and an expected life of 1.44 years (June 30, 2017 - 1.69 years).

(ii)

On April 25, 2017, the Company subscribed to the initial public offering of Cann Group Limited (“Cann Group”) on the Australian Stock Exchange for 21,562,314 fully paid ordinary shares at a price of A$0.30 per share for a total investment of $6,627 (A$6,469).

As at September 30, 2017, the fair market value of the shares was $25,102 or A$25,659 (June 30, 2017 - $13,433 or A$13,476) based on a quoted market price of A$1.19 (June 30, 2017 - A$0.625). During the three months ended September 30, 2017, the Company recognized an unrealized gain on the change in fair value of marketable securities of $11,669 (2016 - $nil).

(iii)	On July 28, 2017, the Company received 14,285,714 common shares and 14,285,714 warrants with fair values of $7,571 and $4,330, respectively, on conversion of Radient’s debenture. (Note 4(a))

Radient also issued 104,167 and 77,540 units to the Company for interest payments on the debenture. The units consisted of one common share and one warrant, with each warrant exercisable into one common share of Radient at a price of $0.48 and $0.53, respectively, expiring February 13, 2019. (Note 4(a))

During the three months ended September 30, 2017, the Company recognized aggregate unrealized gains on the changes in fair value of these marketable securities of $438 (2016 - $nil) and derivatives of $241 (2016 - $nil). At September 30, 2017, the fair value of the shares of $8,000 was based on a quoted market price of $0.56 and the fair value of the warrants of $4,568 was estimated using the Black-Scholes pricing model with the following weighted average assumptions: risk-free interest rate of 1.51%; dividend yield of 0%; stock price volatility of 91.37%; and an expected life of 1.39 years.

5.	Inventory

	Capitalized	Biological asset	Carrying
	cost	fair value adjustment	value
	$	$	$
Harvested cannabis
Work-in-process	173	377	550
Finished goods	3,682	4,687	8,369
	3,855	5,064	8,919
Cannabis oils
Work-in-process	111	1,000	1,111
Finished goods	39	397	436
	150	1,397	1,547
Home cultivation systems
Raw materials	466	-	466
Work-in-process	413	-	413
Finished goods	11	-	11
	890	-	890
Supplies and consumables	297	-	297
Balance, September 30, 2017	5,192	6,461	11,653

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

5.	Inventory (Continued)

	Capitalized	Biological asset	Carrying
	cost	fair value adjustment	value
	$	$	$
Harvested cannabis
Work-in-process	304	373	677
Finished goods	2,332	2,836	5,168
	2,636	3,209	5,845
Cannabis oils
Work-in process	342	790	1,132
Finished goods	147	397	544
	489	1,187	1,676
Supplies and consumables	182	-	182
Balance, June 30, 2017	3,307	4,396	7,703

6.	Biological Assets

The Company’s biological assets consist of seeds and cannabis plants. The changes in the carrying value of biological assets are as follows:

$

Balance at June 30, 2016	1,845
Changes in fair value less cost to sell due to biological transformation	22,772
Transferred to inventory upon harvest	(20,529)
Balance at June 30, 2017	4,088
Changes in fair value less cost to sell due to biological transformation	9,577
Transferred to inventory upon harvest	(7,582)
Balance at September 30, 2017	6,083

The significant assumptions used in determining the fair value of biological assets include:

(a)	Expected yield by plant;
(b)	Wastage of plants;
(c)	Duration of the production cycle;
(d)	Percentage of costs incurred as of this date compared to the total costs expected to be incurred;
(e)	Percentage of costs incurred for each stage of plant growth; and
(f)	Market values.

As of September 30, 2017, it is expected that the Company’s biological assets will yield approximately 801,729 grams (June 30, 2017 – 599,245 grams) of medical cannabis when harvested. The Company’s estimates are, by their nature, subject to change and differences from the anticipated yield will be reflected in the gain or loss on biological assets in future periods.

7.	Promissory Notes Receivable

(a)

Pursuant to a promissory note dated June 8, 2017, the Company advanced $750 to Hempco Food and Fiber Inc. (“Hempco”). The note is secured, bears interest at 8% per annum and matures on the earliest of June 8, 2019, a demand by the Company on or after December 21, 2017, or the completion of all or any portion of Hempco’s financing. (Note 24(a))

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

7.	Promissory Notes Receivable (Continued)

On September 15, 2017, the Company advanced an additional $1,500 to Hempco. The loan is secured, bears interest at 10% per annum, and matures on demand after December 21, 2017, or completion of Hempco’s financing. Note 24(a)

(b)

On September 26, 2017, the Company entered into a loan agreement in the principal amount of $3,000. The loan is secured, bears interest at 12% per annum, and is receivable on demand after November 2, 2017.

8.	Property, Plant and Equipment

			Computer		Production &	Finance
	Building &	Construction	Software &	Furniture	Other	Lease
	Improvements	in progress	Equipment	& Fixtures	Equipment	Equipment	Total
	$	$	$	$	$	$	$
Cost
Balance, June 30, 2016	10,831	-	444	109	1,020	-	12,404
Additions	6,351	26,571	461	183	1,142	544	35,252
Disposals	-	-	-	-	(12)	-	(12)
Balance, June 30, 2017	17,182	26,571	905	292	2,150	544	47,644
Additions	647	25,178	147	94	155	-	26,221
Foreign currency translation	-	-	4	-	-	-	4
Balance, September 30, 2017	17,829	51,749	1,056	386	2,305	544	73,869

			Computer		Production &	Finance
	Building &	Construction	Software &	Furniture	Other	Lease
	Improvements	In Progress	Equipment	& Fixtures	Equipment	Equipment	Total
	$	$	$	$	$	$	$
Accumulated Depreciation
Balance, June 30, 2016	616	-	162	19	237	-	1,034
Depreciation	438	-	221	40	351	39	1,089
Disposals	-	-	-	-	(2)	-	(2)
Balance, June 30, 2017	1,054	-	383	59	586	39	2,121
Depreciation	125	-	83	17	114	20	359
Foreign currency translation	-	-	4	-	-	-	4
Balance, September 30, 2017	1,179	-	470	76	700	59	2,484

Net Book Value
June 30, 2017	16,128	26,571	522	233	1,564	505	45,523
September 30, 2017	16,650	51,749	586	310	1,605	485	71,385

The Company is constructing an 800,000 square foot production facility at the Edmonton International Airport (“EIA”). As at September 30, 2017, costs related to the construction of this facility were capitalized as construction in progress and not amortized. Amortization will commence when construction is complete and the facility is available for its intended use.

During the three months ended September 30, 2017, $1,245 (2016 - $Nil) in borrowing costs were capitalized to construction in progress at a weighted average rate of 21% (2016 - Nil%).

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

9.	Investment in a Joint Venture

On April 7, 2015, ACI entered into a Limited Liability Partnership Agreement with AJR Builders Group LLC and formed Australis Holdings LLP (“AHL”), a Washington Limited Liability Partnership. Each of ACI and AJR holds a 50% interest in AHL.

AHL purchased two parcels of land totaling approximately 24.5 acres (the “Property”) in Whatcom county, Washington for USD$2,300 in 2015, with the initial intention to construct a new cannabis production and processing facility. The Company subsequently decided not to move forward with US cannabis production and listed the land for sale.

Pursuant to a promissory note dated April 10, 2015, the Company through ACI loaned $1,645 to AHL to fund the purchase of the Property. The note bears interest at a rate of 5% per annum and matures on October 31, 2017. In the event of a default, interest will be charged at 12% per annum. The note is secured by a first mortgage on one parcel of the Property and a second mortgage on the other title as well as a general security agreement granting ACI security over all present and after acquired property of AHL. The parties are negotiating to extend the term of the loan.

During the three months ended September 30, 2017, the Company accrued interest of $10 (2016 - $10) related to this loan.

Included in loans receivable are advances of $385 to AHL. The advances are unsecured, non-interest bearing and have no fixed terms of repayment.

The following table summarizes the financial information of AHL:

(a)	Statement of Financial Position:

	September 30, 2017	June 30, 2017
	US$	US$
Cash and cash equivalents	18	106
Other current assets	-	1
Total current assets	18	107
Property, plant and equipment	2,300	2,300
Total assets (100%)	2,318	2,407

	US$	US$
Total current liabilities	303	283
Long term loans	2,415	2,415
Total equity	(400)	(291)
Total liabilities and equity (100%)	2,318	2,407

(b)	Statement of Loss and Comprehensive Loss

Net loss and comprehensive loss (100%)	109	138

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

10.	Acquisitions

(a)	CanvasRx

On August 17, 2016, the Company completed the acquisition of all of the issued and outstanding shares of CanvasRx pursuant to a Share Purchase Agreement (the “Agreement”) dated August 9, 2016, as amended and restated on August 16, 2016 (the “Acquisition”) for a total consideration of $37,127. CanvasRx is a counseling and outreach service provider with over 24 physical locations in the provinces of Ontario and Alberta, Canada. The transaction was accounted for as a business combination.

$
Consideration
Cash paid at closing	1,575
Performance milestones achieved related to patients
17,875,000 common shares issued	11,440
Cash paid	1,575
Loan to CanvasRx	450
CanvasRx transaction expenses	250
Other liabilities assumed	18
Contingent consideration (1)	21,819
37,127

(1) Contingent consideration represents the discounted amount estimated to be paid out over a 20-month period on achievement of future performance milestones related to new counseling rooms opened, patient accruals and revenue targets.

This consideration may be satisfied, at the Company’s sole discretion, in cash or common shares at a 15% discount to the market price at the date of issuance, unless the market price of the Company’s share is $0.47 or below, at which point the consideration is convertible into a fixed number of shares. In any case, the issuance of the Company’s shares should not result in former CanvasRx shareholders accumulating 50% or more of the Company’s shares. If the consideration payments cannot be satisfied in cash and the issuance of shares would result in the former shareholders of CanvasRx accumulating 50% or more of the Company’s shares, a convertible debenture will be issued.

During the year ended June 30, 2017, certain patient and counselling room performance milestones were achieved, and the Company paid $2,608 and issued 2,926,103 shares at $2.074 per share to the former shareholders of CanvasRx.

During the three months ended September 30, 2017, the Company issued 3,178,177 shares at $2.135 per share for patient, counselling rooms and revenue milestones achieved.

Subsequent to September 30, 2017, the Company issued an aggregate of 1,838,116 shares at $2.65 per share for patient, counselling rooms and revenue milestones achieved.

All common shares issued were accounted for at fair value at the dates of issuance.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

10.	Acquisitions (Continued)

(a)	CanvasRx(continued)

The purchase price was allocated as follows:

$
Net liabilities acquired	(797)
Intangible asset – customer relationships	4,250
Deferred tax liability	(836)
Goodwill	34,510
37,127

The Company is indemnified from any tax liability arising from pre-acquisition transactions of CanvasRx through adjustments to the purchase consideration.

The customer relationships are amortized on a straight-line basis over a period of 7 years.

Fair values of the net liabilities acquired included the following:

$
Sales tax receivable	39
Accounts receivable	212
251

Accounts payable and accrued liabilities	109
Deferred revenue	939
1,048
(797)

Net cash outflow on the Acquisition is as follows:

$
Cash consideration	3,400
Add: bank overdraft	18
3,418

During the three months ended September 30, 2017, acquisition costs of $172 (2016 - $165) related to certain post-closing and contingent consideration costs were excluded from the consideration transferred and were recognized as an expense in the current period.

(b)	Peloton

On April 28, 2017, the Company, through its wholly-owned subsidiary, 10094595 Canada Inc., acquired the net assets of Peloton, a late-stage ACMPR applicant, out of bankruptcy protection. The Company is completing construction of the former Peloton 40,000 square foot cannabis production facility in Pointe Claire, Quebec. The transaction was accounted for as an asset acquisition.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

10.	Acquisitions (Continued)

(b)	Peloton(continued)

The Company acquired all of the common shares of Peloton for a total consideration of $9,139 consisting of:

$
573,707 common shares	1,486
Cash	4,562
Trustee, legal fees and other acquisition costs	2,186
Acquisition related costs - 325,518 common shares	905
9,139

The allocation of the consideration to the fair value of the net assets acquired at the date of acquisition is as follows:

$
Building – construction in progress	4,401
Office, furniture and equipment	445
Intangible asset – ACMPR license application	4,293
9,139

On October 27, 2017, Peloton received its ACMPR license which will be amortized on a straight-line basis over the useful life of the facility or lease term.

The total consideration is subject to change pending settlement of all claims with the previous creditors by the bankruptcytrustee.

(c)	Pedanios

In May 2017, the Company completed the acquisition of Pedanios, a registered wholesale importer, exporter and distributor of medical cannabis in Germany. The Company acquired all of the issued and outstanding shares of Pedanios for a total consideration of $23,728. The transaction was accounted for as a business combination.

$
Consideration
Cash paid at closing (€2,000)	3,019
8,316,782 common shares issued	20,709
23,728

The purchase price was allocated as follows:

	$
Net assets acquired		1,184
Intangible assets – permits and licenses		22,544
Goodwill		6,590
Deferred tax liability		(6,590)
		23,728

The permits and licenses are classified as indefinite life intangible assets and are not amortized but are tested for impairment on an annual basis.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

10.	Acquisitions (Continued)

(c)	Pedanios(continued)

Fair values of the net assets acquired included the following:

$
Cash	743
Trade receivables	358
Inventories	328
Prepaid expenses and deposits	6
Equipment	13
1,448
Accounts payables and accrued liabilities	264
1,184

Net cash outflow on the Acquisition is as follows:

$
Cash consideration	3,019
Less: cash acquired	743
2,276

(d)	BC Northern Lights and Urban Cultivator Inc.

On September 29, 2017, the Company completed the acquisition of BCNL and UCI. BCNL is in the business of production and sale of proprietary systems for the safe, efficient and high-yield indoor cultivation of cannabis and UCI is in the business of production and sale of state-of-the-art indoor gardening appliances for the cultivation of organic microgreens, vegetables and herbs in home kitchens. The Company acquired all of the issued and outstanding shares of BCNL and UCI for aggregate consideration of $7,397. The transaction was accounted for as a business combination.

	$
Consideration
Cash (1)		3,850
89,107 common shares		248
89,107 warrants (2)		136
Contingent consideration (3)		3,163
		7,397

(1)	Of this amount, $361 is subject to working capital adjustments.
(2)	The warrants are exercisable at $2.8056 per share until September 29, 2020.
(3)

Contingent consideration represents the discounted amount estimated to be paid over a period of three years on achievement of future performance milestones related to aggregate earnings before interest, taxes, depreciation and amortization (“EBITDA”). The consideration may be paid in cash or common shares.

The purchase price was allocated as follows:

$
Net assets acquired	846
Goodwill	6,551
7,397

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

10.	Acquisitions (Continued)

(d)	BC Northern Lights and Urban Cultivator Inc. (continued)

Fair values of the net assets acquired included the following:

	$
Cash		138
Accounts receivable		394
Inventories		890
Prepaid expenses and deposits		55
Equipment		149

Accounts payables and accrued liabilities		672
Deferred revenues		108
		846

Net cash outflow on acquisition of BCNL and UCI is as follows:

	$
Cash consideration		3,850
Less: cash acquired		138
		3,712

During the three months ended September 30, 2017, acquisition related costs of $20 have been excluded from the consideration transferred and have been recognized as an expense in the current period.

Management continues to refine the estimate of the contingent consideration and the related amounts are subject to change. The purchase price allocation relating to the acquisition is not yet finalized and the allocation of the price to the various assets acquired is subject to change.

11.	Intangible Assets and Goodwill

A continuity of the intangible assets for the three months ended September 30, 2017 is as follows:

	Balance at			Balance at
	June 30, 2017	Additions	Amortization	Sept 30, 2017
	$	$	$	$
Cost
Customer relationships (Note 10(a))	4,250	-	417	3,833
Permits and licenses (Notes 10(b)(c))	26,837	-	-	26,837
	31,087	-	417	30,670

A continuity of the intangible assets for the year ended June 30, 2017 is as follows:

	Balance at			Balance at
	June 30, 2016	Additions	Amortization	June 30, 2017
	$	$	$	$
Cost
Customer relationships (Note 10(a))	-	4,250	-	4,250
Permits and licenses (Notes 10(b)(c))	-	26,837	-	26,837
	-	31,087	-	31,087

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

11.	Intangible Assets and Goodwill (Continued)

A continuity of the goodwill is as follows:

	CanvasRx	Pedanios	BCNL/UCI	Total
	$	$	$	$
Balance at June 30, 2016	-	-	-	-
Goodwill acquired from acquisitions (Notes 10(a) and 10(c) )	34,510	6,590	-	41 100

Balance at June 30, 2017	34,510	6,590	-	41,100
Goodwill acquired from acquisition (Note 10(d))	-	-	6,551	6,551
Balance at September 30, 2017	34,510	6,590	6,551	47,651

12.	Finance Lease

During the year ended June 30, 2017, the Company entered into finance lease agreements related to three production equipment transactions totaling $543, of which down payments of $169 were made. The finance leases are repayable over a period of 4 to 5 years expiring January 2021 and December 2021.

	September 30, 2017	June 30, 2017
	$	$
Less than 1 year	108	108
Between 1 and 4 years	317	344
Total minimum lease payments	425	452
Less: amount representing interest at approximately 8.19% to 20.26%	(91)	(101)
Present value of minimum lease payments	334	351
Less: current portion	(71)	(69)
	263	282

13.	ConvertibleNotes

	(a)	(b)	Total
	$	$	$
Balance, June 30, 2016	-	-	1,281
Issued	75,000	25,000	115,000
Equity portion	(13,209)	(5,271)	(20,587)
Conversion	(122)	(16,745)	(31,607)
Interest paid	(849)	(989)	(1,895)
Financing fees	(2,622)	(899)	(3,490)
Accretion	1,094	1,277	2,729
Accrued interest	875	996	2,105
Balance, June 30, 2017	60,167	3,369	63,536
Conversion	-	(192)	(192)
Interest paid	-	(4)	(4)
Accretion	1,707	133	1,840
Accrued interest	1,310	91	1,401
Balance, September 30, 2017	63,184	3,397	66,581

The liability component of the convertible notes was valued using Company specific interest rates assuming no conversion features existed. The debt component is accreted to its fair value over the term to maturity as a non-cash interest charge and the equity component is presented in convertible notes reserve as a separate component of shareholders’equity.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

13.	Convertible Notes (Continued)

(a)

On May 2, 2017, the Company completed a private placement of unsecured convertible debentures (the “Offering”) in the aggregate principal amount of $75,000. The debentures bear interest at 7% per annum, payable semi-annually and mature on May 2, 2019. The debentures are convertible into common shares of the Company at a price of $3.29 per share subject to a forced conversion if the VWAP of the Company’s common shares exceeds $4.94 per share for 10 consecutive trading days. On closing, the Company paid the agent a commission of $2,893 and legal fees and expenses of $289.

Subsequent to September 30, 2017, the Company issued 138,296 common shares on partial conversion of $455 of these debentures.

(b)

On November 1, 2016, the Company completed a brokered private placement of unsecured convertible debentures in the aggregate principal amount of $25,000. The debentures bear interest at 8% per annum, payable semi-annually and mature on November 1, 2018. The principal amount of the debentures is convertible into common shares of the Company at a price of $2.00 per share subject to a forced conversion if the VWAP of the Company’s common shares equals or exceeds $3.00 per share for 10 consecutive trading days. On closing, the Company paid the Agent a commission of $1,000 and legal fees and expenses of $139.

During the three months ended September 30, 2017, the Company paid interest of $4 and issued 125,000 common shares on partial conversion of $250 debentures (2016 - $nil). Note 14(b)(iii).

Subsequent to September 30, 2017, the Company issued 152,500 common shares on partial conversion of $305 of these debentures.

On November 6, 2017, the Company elected to exercise its right to convert all of the principal amount outstanding of the remaining debentures as the VWAP of its common shares for 10 consecutive days equaled $3.02. The remaining debentures of $4,120 will be converted into 2,060,000 common shares of the Company and accrued interest will be paid.

14.	Share Capital

(a)	Authorized

Unlimited number of common voting shares without par value;
Unlimited number of Class “A” Shares with a par value of $1.00 each; and
Unlimited number of Class “B” Shares with a par value of $5.00 each.

(b)	Issued and outstanding

At September 30, 2017, there were 371,909,858 (June 30, 2017 – 366,549,244) issued and fully paid common shares.

On July 13, 2016, the Company entered into an agreement for a drawdown equity facility of up to $5,000 (the “Equity Facility”). Under the Equity Facility, the Company may sell, on a private placement basis, units of the Company of between $100 to $500 per tranche, at a discount of 25% to the market price or such lesser discounts as allowed by the Exchange, over a period of eighteen months. Each unit will consist of one common share and one-half of one common share purchase warrant. Each whole warrant will be exercisable into one common share at a 25% premium to the market price for a period of 5 years from the date of issuance. To date, the Company has not drawn down on this Equity Facility.

(i)	On September 29, 2017, the Company issued 89,107 shares at a fair value of $248 pursuant to the acquisition of BCNL and UCI. (Note 10(d))

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

14.	Share Capital (Continued)

(b)	Issued and outstanding (continued)

(ii)

During the three months ended September 30, 2017, the Company issued 3,178,177 (June 30, 2017 – 2,926,103) common shares with a fair value of $6,785 (June 30, 2017 - $7,408) for contingent consideration. (Note 10(a))

(iii)

During the three months ended September 30, 2017, an aggregate of 125,000 (June 30, 2017 - 29,020,319) common shares were issued on the conversion of $250 (June 30, 2017 - $37,580) convertible notes. $37 (June 30, 2017 - $4,800) was reclassified from reserves to share capital on the conversion of these notes (Note 13(b)).

(iv)

During the three months ended September 30, 2017, 697,080 stock options (June 30, 2017 - 2,001,700) were exercised for gross proceeds of $626 (June 30, 2017 - $821). Non-cash compensation charges of $402 (June 30, 201 - $578) were reclassified from reserves to share capital on the exercise of these options.

(v)

During the three months ended September 30, 2017, 1,271,250 (June 30, 2017 - 54,936,306) warrants were exercised for gross proceeds of $669 (June 30, 2017 - $26,602). Non-cash compensation charges of $11 (June 30, 2017 - $2,046) were reclassified from reserves to share capital on the exercise of these warrants.

(vi)

During the year ended June 30, 2017, 4,084,434 compensation options were exercised for gross proceeds of $1,674. Non-cash compensation charges of $1,292 were reclassified from reserves to share capital on the exercise of these compensation options.

(vii)	On May 26, 2017, the Company issued 8,316,782 shares at a fair value of $20,709 pursuant to the acquisition of Pedanios (Note 10(c)).

(viii)	In April 2017, the Company issued an aggregate of 899,225 common shares with a fair value of $2,391 pursuant to the acquisition of Peloton. (Note 10(b))

(ix)

On February 28, 2017, the Company closed a brokered private placement of 33,337,500 units at a price of $2.25 per unit for gross proceeds of $75,009. Each unit consisted one common share and one-half of one common share purchase warrant of the Company. Each warrant is exercisable into one common share at an exercise price of $3.00 per share for a period of two years, subject to a forced exercise provision if the Company's VWAP equals or exceeds $4.50 for 10 consecutive trading days.

Total cash share issue costs amounted to $4,479 which consisted of underwriters’ commissions of $4,197, underwriters’ expenses of $95, legal fees of $121 and regulatory fees of $66. In addition, the Company issued an aggregate of 1,865,249 compensation warrants to the underwriters at a fair value of $2,782. The compensation warrants have the same terms as the private placement and expire February 28, 2019. The fair value of the compensation warrants at the date of grant was estimated at $0.99 per warrant based on the following weighted average assumptions: Stock price volatility - 79%; Risk-free interest rate - 0.70%; Dividend yield - 0.00%; and Expected life - 2 years.

(x)	On August 30, 2016, the Company issued 25,510 common shares to an officer of the Company at a fair value of $13 pursuant to an employment agreement.

(xi)	On August 17, 2016, 17,875,000 common shares were issued at a fair value of $11,440 pursuant to the acquisition of CanvasRx. (Note 10(a))

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

14.	Share Capital (Continued)

(b)	Issued and outstanding (continued)

(xii)

In conjunction with the acquisition of CanvasRx, the Company completed a brokered private placement of 57,500,000 subscription receipts for aggregate gross proceeds of $23,000 (the “Offering”). Each subscription receipt was converted into units of the Company at a price of $0.40 per unit upon the satisfaction of the conditions precedent to the acquisition. Each unit consisted of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant was exercisable into one common share of the Company at an exercise price of $0.55 per share expiring August 9, 2018. A portion of the net proceeds from the Offering was used to satisfy the cash component of the acquisition.

Total cash share issue costs with respect to the Offering amounted to $1,804 which consisted of agent’s commission of $1,473, agent’s legal, advisory fees and expenses of $219, transfer agent fees of $16 and legal fees of $96. In addition, the Company issued aggregate compensation warrants of 3,775,000 to the agents at a fair value of $1,848. The compensation warrants have the same terms as the private placement and expire August 9, 2018. The fair value of the compensation warrants at the date of grant was estimated at $0.33 per warrant based on the following weighted average assumptions: Stock price volatility - 79%; Risk-free interest rate - 0.70%; Dividend yield - 0.00%; and Expected life - 2 years.

(xiii)

On August 17, 2016, 20,000,000 common shares were issued on achievement of performance milestones pursuant to the RTO. The amount of $2,322 was reclassified from reserves to share capital on the issuance of these shares.

(xiv)	On July 14, 2016, 50,000 common shares were issued at a fair value of $24 for financing fees related to a loan which was settled in the prior year.

(c)	Escrowsecurities

Pursuant to an escrow agreement dated September 18, 2014, 60,000,000 common shares of the Company were deposited into escrow with respect to the RTO. In addition, warrants at $0.02 per share expiring December 9, 2019 and stock options at $0.001 per share expiring December 1, 2019 were also subject to the escrow agreement.

Under the escrow agreement, 10% of the escrowed common shares were released from escrow on December 9, 2014, the date of closing of the RTO, and 15% are to be released every nine months thereafter over a period of 36 months. The common shares to be issued and deposited in escrow on the exercise of warrants and options are subject to the same schedule of release.

A summary of the status of the escrowed securities outstanding follows:

	Shares	Warrants
	#	#
Balance, June 30, 2016	29,812,500	9,000,000
Issued (Exercised)	20,000,000	(8,000,000)
Forfeited	-	(1,000,000)
Released	(36,875,000)	-
Balance, June 30, 2017 and September 30, 2017	12,937,500	-

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

14.	Share Capital (Continued)

(d)	Share purchase warrants

Each whole warrant entitles the holder to purchase one common share of the Company. A summary of the status of the warrants outstanding follows:

		Weighted average
	Warrants	exercise price
	#	$
Balance, June 30, 2016	28,750,590	0.40
Issued	50,173,466	1.36
Forfeited	(1,000,000)	0.02
Exercised	(54,936,306)	0.48
Balance, June 30, 2017	22,987,750	2.32
Issued	89,107	2.81
Exercised	(1,271,250)	0.53
Balance, September 30, 2017	21,805,607	2.43

During the three months ended September 30, 2017, the Company recorded share-based payments of $136 for warrants issued related to the acquisition of BCNL and UCI (Note 10(d)).

The following table summarizes the warrants that remain outstanding as at September 30, 2017:

Exercise Price	Warrants	Expiry Date
$	#
0.50	1,760,000	December 9, 2017
0.55	61,500	August 9, 2018
0.55	3,226,250	August 17, 2018
3.00	16,668,750	February 28, 2019
2.81	89,107	September 29, 2020
	21,805,607

(e)	Compensation options/warrants

Each compensation option/warrant entitles the holder to purchase one common share and one-half of one share purchase warrant of the Company. Each whole warrant is exercisable into one additional common share of the Company for a period of two years. A summary of the status of the compensation options/warrants outstanding follows:

	Compensation	Weighted average
	options/warrants	exercise price
	#	$
Balance, June 30, 2016	309,434	0.53
Issued	5,640,249	1.01
Exercised	(4,084,434)	0.41
Balance, June 30, 2017 and September 30, 2017	1,865,249	2.25

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

15.	Share-based Compensation

On September 25, 2017, the Board adopted a “rolling maximum” or “evergreen” plan which fixed a maximum number of shares issuable thereunder as 10% of the issued and outstanding securities of the Company. The number of common shares issuable under the Company’s share compensation arrangements including Stock Options and Restricted Stock Units, may not exceed 10% of the total number of issued and outstanding Common Shares.

(a)	Stock options

The Company has an incentive stock option plan, which provides that the Board of Directors may from time to time, in its discretion, and in accordance with the Exchange requirements, grant to directors, officers, employees and consultants, non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance under the plan and all other share compensation arrangements of the Company, will not exceed 10% of the issued and outstanding common shares of the Company. A summary of the status of the options outstandingfollows:

	Stock	Weighted Average
	Options	Exercise Price
	#	$
Balance, June 30, 2016	5,309,834	0.37
Granted	12,170,000	2.21
Exercised	(2,001,700)	0.41
Forfeited	(244,568)	0.74
Balance, June 30, 2017	15,233,566	1.84
Granted	4,435,000	2.65
Exercised	(697,080)	0.90
Forfeited	(368,836)	1.28
Balance, September 30, 2017	18,602,650	2.08

The following table summarizes the stock options that remain outstanding as at September 30, 2017:

Exercise Price ($)	Options Outstanding (#)	Expiry Date	Options Exercisable (#)
0.295	50,000	June 2, 2020	50,000
0.295	125,000	August 26, 2020	41,667
0.30	240,000	August 10, 2020	123,333
0.30	563,511	August 14, 2020	316,844
0.30	97,400	September 8, 2018	52,956
0.30	12,500	September 8, 2018	12,500
0.34	120,000	May 23, 2020	82,500
0.40	350,000	March 10, 2019	350,000
0.46	700,000	May 20, 2021	-
0.55	80,000	February 8, 2021	80,000
0.58	300,000	March 14, 2021	237,500
0.66	233,334	August 8, 2021	-
1.30	1,140,905	September 23, 2021	792,016
2.18	350,000	October 12, 2021	262,500
2.25	2,450,000	August 25, 2021	2,187,500
2.56	2,100,000	January 19, 2022	525,000
2.62	50,000	February 24, 2022	16,667
2.27	2,500,000	March 22, 2022	416,667
2.49	2,705,000	May 11, 2022	229,167
2.39	1,305,000	August 8, 2022	-
2.76	3,130,000	September 29, 2022	-
	18,602,650		5,776,817

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

15.	Share-basedCompensation(Continued)

(a)	Stock options (continued)

During the three months ended September 30, 2017, the Company recorded aggregate share-based payments of $2,475 (2016 - $380) for all stock options granted and vested during the period.

The fair value of stock options granted during the period was determined using the following weighted average assumptions at the time of grant using the Black-Scholes option pricing model:

	2017	2016
Risk-Free Annual Interest Rate	1.43%	0.52%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	75.73%	87.0%
Expected Life of Options	2.96 years	2.64 years
Forfeiture rate	5%	5%

Volatility was estimated by using the average historical volatility of the Company and other companies that the Company considers comparable that have trading history and volatility history. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on Canada government bonds with a remaining term equal to the expected life of the options.

The weighted average fair value of stock options granted during the three months ended September 30, 2017 was $1.35 (2016 - $0.68) per option. As at September 30, 2017, stock options outstanding have a weighted average remaining contractual life of 4.24 years.

(b)	Restricted Share Units (RSUs)

On September 25, 2017, the Company adopted a restricted share unit (“RSU”) plan for directors, officers, employees and consultants of the Company (“Participants”). Under the terms of the plan, RSU’s are issued to Participants and the shares issued vest over a period of up to three years from the date of grant. Each RSU gives the Participant the right to receive one common share of the Company. The Company has reserved 10,000,000 common shares for issuance under this plan. The fair market value of each RSU granted is calculated on the date of grant based on the closing price of the Company’s shares on the date prior to the grant, and recognized on a straight-line basis over the vesting period.

On September 29, 2017, the Company granted 2,127,128 RSUs to directors, officers, employees and consultants of the Company, of which 127,128 relate to fiscal 2017 and vest immediately. The rest of the RSUs vest annually.

			Weighted Average
RSUs Outstanding	RSUs Vested	Expiry	Price per Share
			$
127,128	127,128	-	2.76
525,000	-	September 29, 2018	2.76
1,475,000	-	September 29, 2020	2.76
2,127,128	127,128		2.76

The RSU Plan and RSU grants thereunder are subject to shareholder approval at the Company’s annual general meeting on November 13, 2017.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

15.	Share-based Compensation (Continued)

(b)	Restricted Share Units (RSUs) (continued)

During the three months ended September 30, 2017, the Company recorded share-based payments of $11 for 2,000,000 RSUs granted and vested during the period. Share-based payments of $351 for 127,128 RSUs were accrued during the year ended June 30, 2017.

(c)	Employee Share Purchase Plan (ESPP)

On September 25, 2017, the Company adopted an ESPP whereby eligible employees may contribute to the ESPP at least 1% but no more than 10% of their annual gross salary up to a maximum of $10,500, to purchase common shares of the Company in the open market at prevailing market prices. The Company contributes an amount equal to 50% of the employee’s contributions which are expensed as incurred as there are no vesting provisions.

There were no employee and employer contributions during the three months ended September 30, 2017.

16.	General and Administration

	2017	2016
	$	$
Professional fees	775	444
Office and administration	848	175
Wages and benefits	1,370	428
	2,993	1,047

17.	Sales and Marketing

	2017	2016
	$	$
Consulting fees	1,442	481
Branding, public and media relations, and tradeshows	372	238
Selling and client care expenses	1,308	630
Wages and benefits	546	221
	3,668	1,570

18.	Finance and Other Costs

	2017	2016
	$	$
Accretion expense	1,839	911
Bank charges	10	7
Financing fees	-	1,578
Interest expense	167	544
	2,016	3,040

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

19.	Related Party Transactions

(a)	Goods and services

The Company incurred the following transactions with related parties during the three months ended September 30, 2017:

	2017		2016
	$	$	$
Consulting fees paid or accrued to directors of ACE	53		49
Office, rent and administration paid or accrued to companies owned by directors and officers and a former director of the Company	30		30
Operational, administrative and service fees paid or accrued pursuant to an agreement between CanvasRx and a company having a director in common with the Company	1,464		305
Consulting fees paid to a company owned by an officer of the Company	167		-
Consulting fees paid to a company controlled by a director of the Company for scientific, research and development services	15		-
Consulting fees paid to a company controlled by a director of the Company for financial and other advisory services	5		27
	1,734		411

(b)	Compensation of key management personnel

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s executive management team and managementdirectors.

	2017	2016
	$	$
Management compensation	485	167
Directors’ fees (1)	49	51
Share-based payments (2)	1,983	102
	2,517	320
(1)	Include meeting fees and committee chair fees.
(2)	Share-based payments are the fair value of options granted and vested to key management personnel and directors of the Company under the Company’s stock option plan. Note 15(a).

(c)	Related party balances

The following related party amounts were included in (i) accounts receivable, (ii) accounts payable and accrued liabilities, and (iii) note receivable:

	September 30,	June 30,
	2017	2017
	$	$
(i) A company having a director in common	-	72
(ii) Companies controlled by directors and officers of the Company (1)	125	76
(ii) Directors and officers and a former director and officer of the Company (1)	28	565
(iii) A 50% owned joint venture company (Note 9)	2,132	2,096

(1) The amounts are unsecured, non-interest bearing and have no specific repayments term.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

20.	Commitments

(a)

1769474 has an operating lease on lands located in Cremona, Alberta (the “Lands”) for monthly rent payments of $5. The lease expires on November 14, 2019, with an option to extend for an additional five-year term. The Company has the option to purchase the Lands during the additional term.

(b)

The Company is committed under lease and sublease agreements with respect to three office premises located in Vancouver, British Columbia, expiring December 31, 2017, June 30, 2020 and December 31, 2028, office premise lease located in Berlin, Germany expiring December 31, 2022, and sublease agreements with respect to clinics located across Canada expiring between August 1, 2019 and December 1, 2023, as follows:

	$
2018		1,106
2019		1,305
2020		1,194
2021		987
2022		859
Thereafter		3,304
		8,755

(c)

The Company entered into an agreement to lease approximately 30 acres of land at the EIA for the development of a production facility. The lease has a term of fifteen years with monthly rent payments of $69 for the first five years, increasing to monthly payments of $76 and $83 in the fifth and tenth year of the lease term, respectively. The first monthly installment is payable on or before the earlier of (i) the date that an occupancy permit has been issued for the facility by Leduc County, and (ii) May 1, 2018. The Company has eight options to renew the term of the lease, each option for an additional five years exercisable at the Company’s discretion.

21.	Segmented Information

The Company operates primarily in two segments, the production and sale of medical cannabis, and patient counselling and outreach service.

	Medical	Patient
	Cannabis	Counselling	Total
	$	$	$
Three months ended September 30, 2017
Revenues	7,315	934	8,249
Gross profit	7,906	904	8,810
Loss from operations	(817)	(601)	(1,418)
Net income (loss)	4,399	(839)	3,560

Three months ended September 30, 2016
Revenues	2,752	319	3,071
Gross profit (loss)	(227)	313	86
Loss from operations	(3,107)	(168)	(3,275)
Net loss	(5,893)	280	(5,613)

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

21.	SegmentedInformation(Continued)

	Medical	Patient
	Cannabis	Counselling	Other	Total
	$	$	$	$
As at September 30, 2017
Total assets	346,276	777	781	347,834
Total liabilities	100,038	2,099	781	102,918

As at June 30, 2017
Total assets	321,644	1,035	-	322,679
Total liabilities	102,374	1,372	-	103,746

The Company generates revenue in two geographical locations, in Canada and in Germany.

	Canada	Germany	Total
	$	$	$
Three months ended September 30, 2017
Revenues	7,014	1,235	8,249
Gross profit	8,454	356	8,810
Income (loss) from operations	(1,426)	8	(1,418)
Net income	3,549	11	3,560

As at September 30, 2017
Total assets	346,392	1,442	347,834
Total liabilities	95,759	7,159	102,918

As at June 30, 2017
Total assets	321,251	1,428	322,679
Total liabilities	96,678	7,068	103,746

All revenues during the three months ended September 30, 2016 were generated in Canada.

22.	Financial Instruments and Risk Management

(a)	Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, marketable securities, promissory notes receivable, convertible debenture receivable, loans receivable, derivative, accounts payable and accrued liabilities and convertible notes. The carrying values of these financial instruments approximate their fair values as at September 30, 2017.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 – Inputs for the asset or liability that are not based on observable market data.

There have been no transfers between fair value levels during the period.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

22.	Financial Instruments and Risk Management (Continued)

(a)	Fair value of financial instruments (continued)

The following table summarizes the Company’s financial instruments as at September 30, 2017:

	Available-for-		Financial	Other
	sale financial	Loans and	assets at	financial
	assets	receivables	FVPTL	liabilities	Total
	$	$	$	$	$
Financial Assets
Cash and cash equivalents	-	127,915	-	-	127,915
Accounts receivable	-	3,701	-	-	3,701
Marketable securities	34,760	-	-	-	34,760
Promissory notes receivable	-	5,250	-	-	5,250
Loans receivable	-	2,132	-	-	2,132
Derivative	-	-	4,892	-	4,892
Financial Liabilities
Accounts payable	-	-	-	12,015	12,015
Deferred revenue	-	-	-	1,548	1,548
Finance lease	-	-	-	334	334
Convertible notes (1)	-	-	-	66,581	66,581

(1) The fair value of convertible notes includes both the debt and equity components.

The following is a summary of financial assets measured at fair value segregated based on the various levels of inputs (Note 4(b)):

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Marketable securities	34,760	-	-	34,760
Warrant derivative	-	-	4,892	4,892

Changes in level 3 financial assets for the period were as follows:

	Warrant	Convertible
	Derivative	Debenture
	$	$
Opening balance	292	11,071
Unrealized gain	252	830
Conversion of debenture	4,348	(11,901)
Ending balance	4,892	-

Changes in deferred gains on convertible debenture and derivative measured at fair value and included in level 3 of the fair value hierarchy were as follows:

	Warrant	Convertible
	Derivative	Debenture
	$	$
Opening balance	321	10,206
Conversion of debenture	4,099	(4,099)
Unrealized gains amortized	(564)	(6,107)
Ending balance	3,856	-

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

22.	Financial Instruments and Risk Management (Continued)

(a)	Fair value of financial instruments (continued)

The Company’s liability for the CanvasRx contingent consideration was measured at fair value based on unobservable inputs, and was considered a level 3 financial instrument. The fair value of the liability determined by this analysis was primarily driven by the Company’s expectations of CanvasRx achieving the milestones. The expected milestones were assessed probabilities by management which was then discounted to present value in order to derive a fair value of the contingent consideration. The primary inputs of the calculation were the probabilities of achieving the milestones and a discount rate.

(b)	Financial instruments risk

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board mitigates these risks by assessing, monitoring and approving the Company’s risk management processes:

(i)	Credit risk

Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company is moderately exposed to credit risk from its cash and cash equivalents, trade and other receivables, convertible debenture asset and promissory notes receivable. The risk exposure is limited to their carrying amounts at the statement of financial position date. The risk for cash and cash equivalents is mitigated by holding these instruments with highly rated Canadian financial institutions. The Company does not invest in asset-backed deposits or investments and does not expect any credit losses. The Company periodically assesses the quality of its investments and is satisfied with the credit rating of the financial institutions and the investment grade of its guaranteed investment certificates. Trade and other receivables primarily consist of trade accounts receivable and goods and services taxes recoverable (“GST”). Credit risk from the convertible debenture asset and promissory notes receivable arises from the possibility that principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationships.

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk, but has limited risk as the majority of sales are transacted with credit cards.

As at September 30, 2017, the Company’s aging of receivables was approximately as follows:

	September 30,	June 30,
	2017	2017
	$	$
0 – 60 days	1,973	1,534
61 – 120 days	1,728	778
	3,701	2,312

(ii)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

22.	Financial Instruments and Risk Management (Continued)

(b)	Financial instruments risk (continued)

(ii)	Liquidity risk (continued)

In addition to the commitments outlined in Note 20, the Company has the following contractual obligations:

	Total	<1 year	1 - 3 years	3 -5 years
	$	$	$	$
Accounts payable and accrued liabilities	12,015	12,015	-	-
Deferred revenue	1,548	1,548	-	-
Finance lease	424	107	317	-
Convertible notes	79,220	-	79,220	-
	93,207	13,670	79,537	-

(iii)	Market risk

a)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. As the Company operates in an international environment, some of the Company’s financial instruments and transactions are denominated in currencies other than the Canadian dollar. The results of the Company’s operations are subject to currency transaction and translation risks.

The Company holds cash in Canadian dollars and Euros, and investments in Australian dollars. The Company’s main risk is associated with fluctuations in the Euros and Australian dollars and assets and liabilities are translated based on the foreign currency translation policy.

The Company has determined that an effect of a 10% increase or decrease in the Australian dollar and Euro against the Canadian dollar on financial assets and liabilities, as at September 30, 2017, including cash, marketable securities and accounts payable and accrued liabilities denominated in Euros and Australian dollars, would result in an increase or decrease of approximately $2,598 (2016 - $Nil) to the net loss and comprehensive loss for the three months ended September 30, 2017.

At September 30, 2017, the Company had no hedging agreements in place with respect to foreign exchange rates. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risks at this time.

b)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. The Company’s investments, loans receivables and financial debt have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

22.	Financial Instruments and Risk Management (Continued)

(b)	Financial instruments risk (continued)

(iii)	Market risk (continued)

(c)	Price risk

Price risk is the risk of variability in fair value due to movements in equity or market prices. The Company’s marketable securities and investments are susceptible to price risk arising from uncertainties about their future values. The fair value of marketable securities is based on quoted market prices which the shares of the investments can be exchanged for.

If the fair value of these financial assets were to increase or decrease by 10%, the Company would incur an associated increase or decrease in net loss and comprehensive loss of approximately $4,225 (2016 - $Nil). See note 4 for additional details regarding the fair value of investments and marketable securities.

23.	CapitalManagement

The Company’s objectives when managing capital are to ensure that there are adequate capital resources to safeguard the Company’s ability to continue as a going concern and maintain adequate levels of funding to support its ongoing operations and development such that it can continue to provide returns to shareholders and benefits for other stakeholders.

The capital structure of the Company consists of items included in shareholders’ equity and debt, net of cash and cash equivalents. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the Company’s underlying assets. The Company plans to use existing funds, as well as funds from the future sale of products to fund operations and expansion activities.

As at September 30, 2017, the Company is not subject to externally imposed capital requirements.

24.	SubsequentEvents

The following events occurred subsequent to September 30, 2017:

(a)

The Company entered into a subscription agreement, as amended and restated, to purchase 10,558,676 units of Hempco at $0.3075 per unit for gross proceeds of $3,247. Each unit consists of one common share and one warrant exercisable at a price of $0.41 per share for a period of two years, subject to accelerated expiry if Hempco’s shares trade at or above a VWAP of $0.65 for any 30-day period following closing of the Investment. The closing of the private placement is subject to the execution of an option agreement with the majority owners of Hempco and an investor rights agreement, regulatory approval and disinterested shareholder approval. Upon closing, the Company will hold approximately 23% of the share capital of Hempco on a fully diluted basis.

On September 15, 2017, the Company and Hempco executed an option agreement (the “Option”) to acquire up to 10,754,942 shares from the majority owners of Hempco, which upon exercise, would bring the Company’s total ownership interest in Hempco to over 50.1% on a fully diluted basis. If the Company elects to exercise the Option, the shares will be acquired in tranches, the pricing of which, is contingent on achievement of certain performance milestones of Hempco.

AURORA CANNABIS INC.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended September 30, 2017 and 2016
(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

24.	Subsequent Events (Continued)

On September 15, 2017, the Company and Hempco executed an Investor Rights Agreement (the “Rights Agreement”) that will allow Aurora to nominate two directors to the Hempco Board of Directors, require that Hempco adopt an expenditure policy, provide for certain matters related to cannabidiol extraction from hemp, and provide Aurora with anti-dilution protection. Pursuant to the Rights Agreement, the COO and President of Aurora were appointed to the board of directors of Hempco.

In connection with the transaction, the Company advanced an aggregate of $2,250 to Hempco. These loans will be repaid from the proceeds of Hempco’s private placement. If the private placement does not close, the loans will mature on December 21, 2017. (Note 7(a))

(b)

On November 2, 2017, the Company closed a bought deal financing of 23,000,000 units with a syndicate of underwriters (the “Underwriters”), which included the full exercise of the 3,000,000 Over-Allotment Option, at a price of $3.00 per unit for total gross proceeds of $69,000 (the “Offering”). Each unit consists of one common share and one share purchase warrant exercisable into one common share at a price of $4.00 per share for a period of three years, subject to adjustments in certain events.

Pursuant to the Underwriting Agreement, the Company agreed to pay the underwriters a fee equal to 6% of the gross proceeds of the Offering and the Over-Allotment Option subject to a reduced fee of 3% for units sold to certain purchasers designated by the Company (the “President’s List”). In addition, the Company agreed to issue to the Underwriters compensation options equal to 6% of the Offering (3% to President’s List) and Over- Allotment Option sold, at an exercise price of $3.00 per share for a period of 3 years from the date of closing of the Offering.

Additionally, the Company completed a concurrent private placement of 2,000,000 units at $3.00 per unit for gross proceeds of $6,000, having the same terms as the Offering.

(c)	92,580 common shares were issued on the exercise of 92,580 stock options for gross proceeds of $140.

(d)	1,712,350 common shares were issued on the exercise of 1,712,350 warrants for gross proceeds of $1,113.

(e)	1,165,781 common shares were issued on the exercise of 1,165,781 compensation warrants for gross proceeds of $2,623.